Exhibit 99.1

CROWN HOLDINGS, INC. ANNOUNCES THE RETIREMENT OF THOMAS A. KELLY AS ITS CHIEF FINANCIAL OFFICER AND THE APPOINTMENT OF KEVIN C. CLOTHIER AS THE COMPANY’S NEW CFO

YARDLEY, Pa., Oct. 29, 2021 /PRNewswire/ — Crown Holdings, Inc. (NYSE: CCK) today announced that Mr. Thomas A. Kelly, the Company’s Senior Vice President and Chief Financial Officer (CFO), intends to retire in early 2022. Mr. Kevin C. Clothier, the Company’s Vice President & Treasurer, will assume the role of Senior Vice President and Chief Financial Officer, effective January 1, 2022, and will be working closely with Mr. Kelly during the interim period to ensure a smooth transition.

“Tom has been with the Company since 1992 and has served as the CFO since 2013. On behalf of all of Crown, I would like to express my deep gratitude to Tom for his dedication and his outstanding contributions to the Company over these many years,” said Mr. Timothy J. Donahue, the Company’s Chief Executive Officer. “We all wish him the best as he looks forward to retirement.”

Mr. Donahue added: “Mr. Clothier, who has been with the Company since 1993, is uniquely qualified to succeed Tom as CFO, having previously served as Vice President and Corporate Controller and, since 2015 as Vice President and Treasurer. I look forward to continuing to work alongside him in his new role.”

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2020 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Crown Holdings, Inc.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania. For more information visit www.crowncork.com.

For more information, contact:

Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341, or

Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720